Exhibit 99.1

PRESS RELEASE

CVS Health Announces Chief Financial Officer Transition Plan; Appoints Chief Medical Officer

WOONSOCKET, RI (DATE) – CVS Health (NYSE: CVS) today announced two leadership updates.

•

Brian O. Newman has been named executive vice president and chief financial officer designate, effective April 21. He will succeed CVS Health’s current executive vice president and chief financial officer, Tom Cowhey, who will serve as a senior advisor to president and chief executive officer David Joyner, effective May 12.

•	Amy L. Compton-Phillips, M.D., is the Company’s new executive vice president and chief medical officer, effective May 19, also reporting to David Joyner.

“As I continue to build out my leadership team, I am confident that Brian and Amy will help us continue the momentum we have built over the past several months as we execute on our strategy to deliver better health care to the 185 million Americans we are privileged to serve,” said Joyner. “Their collective and individual experience and expertise are well suited to CVS Health, and we welcome them both to our leadership team.

“I am personally grateful for the leadership Tom has shown in his time at CVS Health, and before that, Aetna. He stepped up during a challenging year and helped position our enterprise for long-term growth opportunities. I wish him all the best in the future.”

“It is an honor to join CVS Health, its leadership team, and the Finance organization at such an important time in health care,” said Newman. “I am confident in our continued success and growth potential, and I look forward to putting my experience to work as we help our clients, customers, and colleagues succeed.”

“As a clinician, I see the best our health care system can do, and as an administrator, I have seen the challenges that stop us from doing our best all the time,” said Dr. Compton-Phillips. “CVS Health has every opportunity to deliver simply better health, and that starts with the patient-medical professional relationship. I am committed to making sure we do all we can to improve the experience and outcome of every person we serve.”

Brian Newman named Executive Vice President and Chief Financial Officer Designate

Newman was most recently executive vice president and chief financial officer of United Parcel Service. In his nearly five years of leadership, he delivered results that supported employees, customers, and communities, in particular helping lead the company through COVID-19 pandemic.

Before joining UPS, Newman spent 26 years with PepsiCo and served in finance leadership roles across Europe, Asia, and North and South America. He also served as executive vice president for PepsiCo’s global operations and as chief strategy officer. Newman began his career in 1990 as an investment banker at PaineWebber.

Amy Compton-Phillips, M.D. named Executive Vice President and Chief Medical Officer

Dr. Compton-Phillips was most recently chief physician executive of Press Ganey, a health care performance improvement company, and has an extensive background in directing patient care programs and leading health care organizations to broad-based improvements. Prior to Press Ganey, Dr. Compton-Phillips was the president and chief clinical officer at Providence Health & Services, a health care system, responsible for clinical operations and care including improving health, care, and value outcomes delivered by the system’s hospitals, clinics, and caregivers. From 1985 to 2007, she held positions of increasing responsibility at Kaiser Permanente.

Dr. Compton-Phillips earned her bachelor’s degree from Johns Hopkins University and her medical degree from the University of Maryland School of Medicine. She is a board-certified internist.

About CVS Health

CVS Health® is a leading health solutions company building a world of health around every consumer, wherever they are. As of December 31, 2024, the Company had more than 9,000 retail pharmacy locations, more than 1,000 walk-in and primary care medical clinics, a leading pharmacy benefits manager with approximately 90 million plan members, and a dedicated senior pharmacy care business serving more than 800,000 patients per year. The Company also serves an estimated more than 36 million people through traditional, voluntary and consumer-directed health insurance products and related services, including highly rated Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. The Company’s integrated model uses personalized, technology driven services to connect people to simply better health, increasing access to quality care, delivering better outcomes, and lowering overall costs.

Information Regarding Forward Looking Statements

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in the Company’s Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K.

You are cautioned not to place undue reliance on the Company’s forward-looking statements. The Company’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance and are applicable only as of the dates of such statements. The Company does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.